Exhibit 10.6

August 30, 2018

Michael J. Utsler

Dear Michael:

It is with great pleasure that we extend to you an offer to join NFE Management LLC and its affiliates (“NFE” or the “Company”), as set forth below.  This letter is referred to herein as the “Letter Agreement.”

Title:	Chief Operations Officer. You will devote your full working time to the Company.

Start Date:
Your employment under this Letter Agreement will commence on October 29, 2018 (the “Start Date”), contingent upon your successful completion of the Company’s background check (whether completed prior to or following the Start Date), which background check was previously authorized by you.

Location of Employment:
You will be an employee of the Company at its office in Miami, Florida.  You understand and agree that the Company’s business is worldwide and in performing your duties hereunder for the Company, you may be required to travel frequently to the Company’s other business locations, both domestically and internationally.

To assist you with your relocation, the Company will provide you with residential accommodations in Miami, Florida at a location reasonably acceptable to you and the Company, for a period of up to ninety (90) days from the Start Date.

Compensation:
Your base salary will be paid at the rate of $1,200,000.00 per annum, payable in accordance with the regular payroll practices of the Company.  This means that you will be paid your base salary on a semi-monthly basis on the 15th (the “First Payday”) and the last day of each month (the “Second Payday”).  If the First Payday falls on a holiday or a day outside the regular workweek, then you will be paid on the business day immediately prior to the First Payday, and if the Second Payday falls on a holiday or a day outside the regular workweek, then you will be paid on the business day immediately prior to the Second Payday.  The Company reserves the right to modify its payroll practices and payroll schedule at its sole discretion.

You will receive a signing bonus in the amount of $75,000.00 (calculated and paid on a tax grossed-up basis, after giving effect to applicable withholding and other taxes), payable through the regular payroll practices of the Company on or about thirty (30) days following the Start Date.  Please note that should you resign your employment with the Company or be terminated for Cause (hereinafter defined) prior to the first anniversary of the Start Date, you will be required to repay a 12 month pro-rated amount of the signing bonus you receive to the Company in full within thirty (30) days following the effective date of your termination of employment.

In addition, you are eligible to receive, as additional compensation, a discretionary annual bonus.  Your target annual bonus percentage is 100-150% of your base salary, and will be prorated in your first year based on time worked, which discretionary bonus (if any) will be paid no later than March 15 of the immediately subsequent calendar year.  Payment of a discretionary bonus in any given fiscal or calendar year does not entitle you to additional compensation or any such bonus in any subsequent year.  In order to be eligible for any bonus while employed at the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

Equity Based Compensation:
You will be entitled to a long-term incentive compensation award in NFE (the “Award”), subject to your execution of definitive documentation governing such Award, under which you will receive a grant with the value of $10,000,000 (based on the valuation of the Company as reflected in a bona fide initial public offering (“IPO”) or, in the absence of an IPO, based on the grant-date valuation of the Company as determined by the Company’s board of directors in its discretion).  The Award shall not entitle you in any manner to continued employment with the Company.  You acknowledge and agree that this paragraph is only a summary of the Award, that the Award is subject to the Company’s adoption of a definitive equity plan, and that the definitive legal terms of your grant will be set forth in the related Award documentation, which will supersede the description in this paragraph for all purposes (provided that the terms of the Award shall not be inconsistent with any term set forth in this “Equity Based Compensation” paragraph).

Representation Equity Based Compensations:
You represent that on the Start Date, you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers.  You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers.  You represent that you have returned to all prior employers any and all such confidential and proprietary information.  You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company.  You agree that you will not use such information.  You represent that you are not currently a party to any pending or threatened litigation with any former employer or business associate.  You shall indemnify and hold harmless the Company from any and all claims arising from any breach of the representations and warranties in this “Representations” section.

You represent that you understand that this Letter Agreement sets forth the terms and conditions of your employment relationship with the Company and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of the Company or any of its affiliates with respect to any matter set forth herein based on the terms or conditions of such person's employment relationship with the Company or any of its affiliates.  You further agree to keep the terms of this Letter Agreement confidential and not to disclose any of the terms or conditions hereof to any other person, including any employee of the Company, except to the extent such disclosure is protected by applicable law, to your attorney or accountant or, upon the advice of counsel after notice to the Company, as may be required by law.

Work Authorization:
Employment with the Company is contingent upon your unrestricted authorization to work in the United States and providing documentation establishing your identity and authority to work within the time period specified by law.

Set-off:
You hereby acknowledge and agree, without limiting the Company’s rights otherwise available at law or in equity, that, to the extent permitted by law, any or all amounts or other consideration payable by any affiliate of the Company pursuant to the provisions hereof or pursuant to any other agreement with the Company or any of its affiliates, may be set-off against any or all amounts or other consideration payable by you to the Company or any of its affiliates hereunder or to the Company or any of its affiliates under any other agreement between you and the Company or any of its affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Policies and Procedures:
You agree to comply fully with all the Company policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, tax, regulatory and compliance procedures.

Employment Relationship:
This Letter Agreement is not a contract of employment for any specific period of time, and subject to the notice provisions herein, your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever.  In each case where the term “the Company” is used in this Letter Agreement it shall mean, in addition to the Company, any affiliate of the Company by whom you may be employed on a full-time basis at the applicable time.

You agree to provide the Company with at least thirty (30) days’ advance written notice of your resignation of employment (the “Notice Period,” which Notice Period shall be considered a “Protective Covenant” (as hereinafter defined) for purposes of this Letter Agreement).  The Company may, in its sole discretion, direct you to cease performing your duties, refrain from entering the Company’s offices and restrict your access to the Company systems, trade secrets and confidential information, in each case during all or part of the Notice Period.  During the Notice Period, you shall continue to be an employee of the Company, the Company shall continue to pay you your base salary and benefits, and you shall be entitled to all other benefits and entitlements (subject to clause (iii) below) as an employee until the end of the Notice Period (although you acknowledge that (i) you shall not be entitled to receive a bonus not already paid prior to the commencement of the Notice Period; (ii) your base salary, benefits, and entitlements shall cease if you breach any of your agreements with or obligations to the Company or its affiliates, including, without limitation, those “Protective Covenants” set forth below and incorporated herein; (iii) you will not accrue any further Paid Time Off during the Notice Period, and during the Notice Period you will use any and all accrued, unused Paid Time Off you may have as of the commencement of the Notice Period; and (iv) such Notice Period shall be disregarded for purposes of the vesting of equity, if any).

Benefits:
Effective on the Start Date, you (and your spouse, registered domestic partner and/or eligible dependents, if any) shall be entitled to participate in the same manner as other employees of the Company in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder.  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

Paid Time Off:	Paid Time Off may be taken at such times and intervals as you determine, subject to the business needs of the Company and in accordance with the Company’s policies as in effect from time to time.

Protective Covenants:
You shall not, directly or indirectly, without prior written consent of the Company, at any time during your employment hereunder, provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, employed by or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with (any such action, individually, and in the aggregate, to “compete with”), any of the Company or its affiliates (the “Company Group”). Notwithstanding anything else herein, the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the United States Securities Exchange Act of 1934, as amended from time to time) of not more than five percent (5%) of the voting stock of any public company shall not be deemed a violation of this Letter Agreement.

You hereby agree that if you resign your employment or are terminated for Cause (hereinafter defined), for six (6) months thereafter (which six (6) month period shall be inclusive of the Notice Period (as defined above)), you shall not directly or indirectly provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with the business of the Company Group.

You further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to during your employment with the Company and for six (6) months thereafter, in any manner, directly or indirectly:

(a) hire or Solicit (as hereinafter defined) the employment or services of any person who provided services to the Company or any member of the Company Group, as an employee, independent contractor or consultant at the time of termination of your employment with the Company, or within six (6) months prior thereto;

(b) Solicit any person who is an employee of the Company or any member of the Company Group to resign from the Company or any member of the Company Group or to apply for or accept employment with any enterprise;

(c) accept employment or work, in any capacity (including as an employee, consultant or independent contractor), with any firm, corporation, partnership or other entity that is, directly or indirectly, owned or controlled by any Former Employee of the Company involving, directly or indirectly, the provision of services that are competitive with the Company or are substantially similar to the services that you provided to the Company at any time during the twelve months prior to your termination of employment with the Company;

(d) Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with the Company or any member of the Company Group) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was a Client, Investor or Business Partner of the Company or any member of the Company Group; or

(e) Interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any member of the Company Group and the respective Clients, Investors, Business Partners, or employees of the foregoing entities.

For purposes of this Letter Agreement, the term “Solicit” means (a) active solicitation of any Client, Investor, or Business Partner or Company employee; (b) the provision of non-public information regarding any Client, Investor, or Business Partner or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client, Investor, or Business Partner or attempting to hire any such Company employee; (c) participation in any meetings, discussions, or other communications with any third party regarding any Client, Investor, or Business Partner or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client, Investor, or Business Partner or employ such Company employee; or (d) any other passive use of non-public information about any Client, Investor, or Business Partner, or Company employee which has the purpose or effect of assisting a third party to obtain business from Clients, Investors, or Business Partners, assisting a third party to hire any Company employee or causing harm to the business of the Company.

For purposes of this Letter Agreement, the term “Client,” “Investor,” or “Business Partner” shall mean (A) anyone who is or has been a Client, Investor, or Business Partner of any member of the Company Group during your employment, but only if you had a direct relationship with, supervisory responsibility for or otherwise were involved with such Client, Investor, or Business Partner during your employment with the Company; and (B) any prospective Client, Investor, or Business Partner to whom any member of the Company Group made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or six-month period immediately following, your employment termination (but only if initial discussions between any member of the Company Group and such prospective Client, Investor, or Business Partner relating to the rendering of services occurred prior to the termination date, and only if you participated in or supervised such presentation and/or its preparation or the discussions leading up to it).

For purposes of this Letter Agreement, the term “Former Employee” shall mean anyone who was an employee of or exclusive consultant to any member of the Company Group as of, or at any time during the one-year period immediately preceding, the termination of your employment.

Any works of authorship, databases, discoveries, developments, improvements, computer programs, or other intellectual property, etc. (“Works”) that you make or conceive, or have made or conceived, solely or jointly, during the period of your employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to or useful in the current or anticipated business or activities of any member of the Company Group; (ii) fall within your responsibilities as employed by the Company; or (iii) are otherwise developed by you through the use of the confidential information, equipment, software, or other facilities or resources of any member of the Company Group or at times during which you are or have been an employee constitute “work for hire” under the United States Copyright Act, as amended.  If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then you hereby assign to the Company all rights, title and interest therein and shall cooperate to establish the Company’s ownership rights, including the execution of all documents necessary to establish the Company’s exclusive ownership rights.

"Cause" means (i) your willful misconduct or gross negligence in the performance of your duties to the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board of Directors of the Company (the "Board"); (iii) your commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) your failure to cooperate in any audit or investigation of the business or financial practices of any member of the Company Group; (v) your performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of any member of the Company Group; or (vi) your breach of this Letter Agreement or any other agreement with a member of the Company Group, including (without limitation), a violation of the code of conduct or other written policy of such entity.

As a condition of employment, you will be required to sign a confidentiality and proprietary rights agreement, in a form acceptable to the Company, and that agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with the Company or any of its affiliates.  The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference.

The provisions set forth above in (or incorporated into) this “Protective Covenants” section, together with the Notice Period above, are collectively referred to in this Letter Agreement as the “Protective Covenants” (and each is a “Protective Covenant”).

Governing Law:	This Letter Agreement will be covered by and construed in accordance with the laws of NEW YORK, without regard to the conflicts of laws provisions thereof.

Arbitration:
You agree to submit any claims arising out of this Letter Agreement or your employment and termination thereof to binding arbitration in accordance with the terms of Exhibit A, which are hereby incorporated by reference herein.

Section 409A:
The intent of the parties to this Letter Agreement is that payments and benefits hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in compliance therewith.

Miscellaneous; Acknowledgements; Protective Covenants Severable; Remedies Cumulative; Subsequent Employment Notice; Obligations; No Waiver; Cooperation; Withholding:
If you commit a breach or are about to commit a breach, of any of the Protective Covenants provisions hereof, the Company shall have the right to have the provisions of this Letter Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

The parties acknowledge that (i) the type and periods of restriction imposed in the Protective Covenants are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company or other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope, geographic area and other provisions of the Protective Covenants have been specifically negotiated by sophisticated commercial parties; and (iii) because of the nature of the business engaged in by the Company and the fact that investors can be and are serviced and investments can be and are made by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by you.  You acknowledge and agree that the Company has advised you to seek legal counsel.

If any of the covenants contained in the Protective Covenants, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  Each of the covenants and agreements contained in the Protective Covenants is separate, distinct and severable.

All rights, remedies and benefits expressly provided for in this Letter Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Letter Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived).

The existence of any claim, demand, action or cause of action of you against the Company or any of its affiliates, whether predicated on this Letter Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant.  The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Letter Agreement.  The temporal duration of the Protective Covenants shall not expire, and shall be tolled, during any period in which you are in violation of any of such Protective Covenants, and all such restrictions shall automatically be extended by the period of your violation of any such restrictions.

Prior to accepting employment with any person, firm, corporation or other entity during your employment by the Company or any of its affiliates or any period thereafter that you are subject to any of the Protective Covenants, you shall notify the prospective employer in writing of your obligations under such provisions.

The failure of a party to this Letter Agreement to insist upon strict adherence to any term hereof on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you.  Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no further force and effect.  This Letter Agreement may be assigned by the Company to any affiliate thereof or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate person or entity.

You shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment.  This provision shall survive any termination of this Letter Agreement.

The Company may withhold from any amounts and benefits due to you under this Letter Agreement such Federal, state and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

This Letter Agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement.  If any provision of this Letter Agreement is determined to be unenforceable, the remainder of this Letter Agreement shall not be adversely affected thereby.  In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements.  Without limitation to the foregoing, you represent that you understand that you shall not be entitled to any equity interest, profits interest or other interest in the Company or any of its affiliates, including any fund, account or business managed by any of them, except as expressly set forth in this Letter Agreement or in another writing signed by the Company.  The Company’s affiliates are intended beneficiaries under this Letter Agreement.

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign this Letter Agreement to indicate your acceptance.  We look forward to you joining the Company.

[SIGNATURE PAGE TO FOLLOW]

This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Sincerely,

NFE MANAGEMENT LLC

By:	/s/ Randal A. Nardone
Name:	Randal A. Nardone
Title:	Authorized Signatory

AGREED AND ACCEPTED AS OF AUGUST 30, 2018

/s/ Michael J. Utsler
Michael J. Utsler

Exhibit A

Arbitration

(a)           You and the Company agree that we shall first attempt to settle any controversy, dispute or claim arising out of or relating to your compensation, your employment or the termination thereof or the Letter Agreement or breach thereof (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of the Letter Agreement or the conduct and communications of us regarding the Letter Agreement and the subject matter of the Letter Agreement) through good faith negotiation.  Any such controversy, dispute or claim, as described in the preceding sentence, will be referred to herein as a “Dispute”.  If such negotiations fail to reach a resolution of the Dispute within forty-five (45) days after a party initially provides written notice (either by letter or electronically) of any such Dispute either party may initiate arbitration proceedings in accordance with this Exhibit A.  The parties agree to resolve any Dispute by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. ("JAMS") or a successor organization, for binding arbitration located in New York City, New York by a single arbitrator pursuant to its Employment Arbitration Rules & Procedures.  The JAMS Employment Arbitration Rules & Procedures are available online at https://www.jamsadr.com/rules-employment-arbitration/.  Except as otherwise authorized by applicable law, all awards of the arbitrator shall be binding and non-appealable.  The arbitrator’s final award shall be in writing made and delivered to the parties within thirty (30) calendar days following the close of the hearing and shall provide a reasoned basis for the resolution of any Dispute and any relief provided.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction.  The arbitrator shall apply New York law to the merits of any Dispute, without reference to the rules of conflicts of law applicable therein.  The arbitrator shall be bound by and strictly enforce the terms of the Letter Agreement and this Exhibit and may not limit, expand or otherwise modify their terms.  The arbitrator may grant injunctions or other relief.  Notwithstanding anything else set forth herein, the Company shall not be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided, including without limitation, with respect to any Dispute relating to the Protective Covenants under the Letter Agreement or any confidentiality obligations under your Confidentiality and Proprietary Rights Agreement.

(b)        You acknowledge that you have read and understand this Exhibit A to the Letter Agreement.  You understand that by signing the Letter Agreement, you agree to submit any Dispute to binding arbitration, and that this arbitration provision constitutes a waiver of your rights to a jury trial and relates to the resolution of all Disputes relating to all aspects of the employer/employee relationship to the greatest extent permitted by law, including but not limited to the following:

(i)            Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)         Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New York City Administrative Code, the New York Labor Law and the New York Human Rights Law;

(iii)        Any and all claims arising out of or relating to your compensation, including without limitation, any carried interest, points interest, or any equity based incentive plan or award agreement, all such claims to be governed by the terms and conditions of any such plan or award agreement; and

(iv)        Any and all claims arising out of any other federal, state or local laws or regulations relating to employment, harassment or employment discrimination.

(c)          The following Disputes are excluded from mandatory arbitration under this Agreement:

(i)            claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; and

(ii)           any other dispute or claim that has been expressly excluded from arbitration by statute or other applicable law.

Nothing in this Letter Agreement should be interpreted as restricting or prohibiting you from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Commission, any other federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable, federal, state, or municipal law or regulation.  A federal, state, or local agency would also be entitled to investigate the charge in accordance with applicable law.  However, any Dispute that is covered by this Letter Agreement but not resolved through the federal, state, or local agency proceedings must be submitted to arbitration in accordance with this Letter Agreement.

(d)           You further understand that other options such as federal and state administrative remedies and judicial remedies exist and acknowledge and agree that by signing the Letter Agreement and agreeing to the terms of this Exhibit A these remedies are forever precluded and that regardless of the nature of your complaints, you acknowledge and agree that it can only be resolved by arbitration.

(e)           It is understood and agreed that, unless expressly authorized by statutory law, the arbitrator shall not have the right or authority to enter any award of punitive damages.

(f)            The fees and expenses of the arbitrator and all other expenses of the arbitration shall be borne by the parties equally.  Each party shall bear the expenses of its own counsel, experts, and presentation of proof.

(g)           The substance and result of any arbitration under this Exhibit A to the Letter Agreement and all information and documents disclosed in any such arbitration by any person shall be treated as confidential (and as Proprietary Information under the Confidentiality and Proprietary Rights Agreement subject to the terms thereof), except that disclosures may be made to the extent necessary (i) to enforce a final settlement agreement between the parties or (ii) to obtain and secure enforcement, or a judgment on, an award issued pursuant to this Exhibit A to the Letter Agreement.

(h)          Class, Collective, and Representative Action Waiver - You agree that, with respect to any claims that are subject to arbitration under Section (b) of this Exhibit A to the Letter Agreement, in any forum whether arbitration or otherwise, you shall not be entitled to (i) join or consolidate claims by other individuals or entities against the Company, including but not limited to by becoming a member of a class in a class action; (ii) arbitrate any claim as a representative or participate in a class, representative, multi-plaintiff, or collective action or (iii) bring any such claim in a private attorney general capacity.  Any attempt to proceed in arbitration, court or any other forum on anything other than an individual basis shall be void ab initio and be precluded by every tribunal in which any such action is brought.  If, despite the parties’ express intent to proceed only in individual arbitration, a court nonetheless orders that a class, collective, mass or other representative or joint action should proceed, in no event will such action proceed in an arbitration forum and may proceed only in court.  Any issue concerning the validity or enforceability of this class, collective and representative action waiver must be decided only by a court and an arbitrator shall not have authority to consider the issue of the validity or enforceability of this paragraph (h).

(i)            Time Limitation on Filing Claims - The parties hereby acknowledge and agree that, unless prohibited by law, any arbitration, suit, action or other proceeding relating to this Exhibit A must be brought within the shorter of: (i) the statute of limitations that is applicable to the claim(s) upon which the arbitration, suit, action or other legal proceeding is sought or required; or (ii) two (2) years after the occurrence of the act or omission that is the subject of the arbitration, suit, action or other legal proceeding.  Any failure to file a demand for arbitration within this time frame and according to these rules shall constitute a waiver of all rights to raise any claim in any forum arising out of any dispute that was subject to arbitration.  All such untimely claims shall be deemed barred by the applicable statute of limitations.  The date of the filing is the date on which written notice by the party seeking arbitration stating that party’s intention to arbitrate is received by JAMS.

(j)            In the event any notice is required to be given under the terms of this Exhibit A, it shall be delivered in writing, if to you, to your last known address, and if to the Company, to the attention of the General Counsel of the Company.

(k)           If any provision of this Exhibit A is determined to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to the given circumstances, or will be deleted from this Exhibit A, as the situation may require, and this Exhibit A shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the parties that had they known of such invalidity or unenforceability at the time of entering into this Exhibit A, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions, only to the maximum scope and application permitted by law, as the case may be.  The parties expressly acknowledge and agree that it is their intent that the inclusion or exclusion of no provision or provisions is to interfere with or negate the arbitration and class/collective waiver provision of this Exhibit A and this Exhibit A is to be modified in scope and application in every instance needed to permit the enforceability of those provisions.  In the event such total or partial invalidity or unenforceability of any provision of this Exhibit A exists only with respect to the laws of a particular jurisdiction, this Section will operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision.
(l)            Except as otherwise expressly set forth herein, all capitalized defined terms shall have the same meaning as set forth in the Letter Agreement.

AGREED TO AND ACCEPTED:

/s/ Michael J. Utsler
Michael J. Utsler

8/30/2018
Date